Exhibit 21.1

SUBSIDIARIES OF APPLIED MEDICAL CORPORATION

Applied Medical Resources Corporation

Applied Medical Distribution Corporation

Applied Medical Properties I, LLC

Applied Medical Properties II, LLC

Applied Medical Japan K.K.

Applied Medical International C.V.

Applied Medical Australia Pty Limited

Applied Medical Europe B.V.

Applied Medical France SAS

Applied Medical Deutschland GmbH

Applied Medical UK Limited

Applied Medical Distribution Europe B.V.